2CE Putnam International Value Fund annual report
6/30/14

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 2,552
Class B	         43
Class C		    64
Class M		    31

72DD2 (000s omitted)

Class R		    29
Class R5
Class R6
Class Y		   125

73A1

Class A	      0.156
Class B		 0.064
Class C	      0.077
Class M	      0.101

73A2

Class R		 0.129
Class R5        0.157
Class R6        0.157
Class Y		 0.184

74U1 (000s omitted)

Class A		16,126
Class B		   563
Class C		   844
Class M		   280

74U2 (000s omitted)

Class R		   233
Class R5	1
Class R6          334
Class Y          378

74V1

Class A		 12.00
Class B		 11.89
Class C		 11.89
Class M		 12.00

74V2

Class R		 11.82
Class R5        12.05
Class R6        12.07
Class Y		 12.02


Item 61 Additional Information about Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.



Item 77I Terms of new or amended securities

The fund added new share classes Class R5 and class R6 shares effective December 2, 2013 PEA 176 filed on 11/25/13.


Item 85B Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.